Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings : Dow Jones Industrial Average TM (ticker “INDU”) , Russell 2000 ® Index (ticker: “RTY”) and the S&P 500 ® Index (ticker “SPX”) Pricing date: February 23, 2022 Valuation date: February 23, 2024 Maturity date: February 28, 2024 Return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate: 120% to 130%* Final buffer value: For each underlying, 95% of the initial underlying value Buffer percentage: 5% CUSIP / ISIN: 17330A6S6 / US17330A6S62 Initial underlying value: For each underlying, t he closing value of the underlying on the pricing date Final underlying value: For each underlying, t he closing value of the underlying on the valuation date Underlying return: For each underlying: (Final underlying value - initial underlying value) / initial underlying value Worst performer: On the valuation date, t he underlying with the lowest underlying return Payment at Maturity: • If the final underlying value of the worst performer is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value of the worst performer is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated January 27, 2022 * The actual upside participation rate will be determined on the pricing date ** The hypotheticals assume the upside participation rate will be set at the lowest value indicated in this offering summary. Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Buffer Securities Linked to the Worst of INDU, RTY and SPX Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 100.00% 120.00% $2,200.00 75.00% 90.00% $1,900.00 50.00% 60.00% $1,600.00 10.00% 12.00% $1,120.00 5.00% 6.00% $1,060.00 B 0.00% 0.00% $1,000.00 - 3.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 A - 5.01% - 0.01% $999.90 - 30.00% - 25.00% $750.00 - 50.00% - 45.00% $550.00 - 100.00% - 95.00% $50.00 Hypothetical Payment at Maturity** $700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% Payment at Maturity Underlying Return The Underlying The Securities B C A

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.